EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2011, relating to the consolidated financial statements of Douglas Elliman Realty LLC and subsidiaries at December 31, 2010 and 2009, and for the years then ended, which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Melville, New York
December 2, 2011